                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ] Preliminary Proxy Statement    [ ] Confidential, for Use of the Commission
                                       Only (as Permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 240.14a-12

                           J.C. Penney Company, Inc.
                  ------------------------------------------
                Name of Registrant as Specified In Its Charter


                  ------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

--------------------------------        J. C. Penney Company, Inc.



--------------------------------        Notice of Annual Meeting of Stockholders

                                        and Proxy Statement


----------------------------------------------------            2000

JCPenney                                                 James E.
                                                         Oesterreicher
                                                         Chairman of the Board
                                                         and Chief Executive
                                                         Officer

                                                                 April 14, 2000

Dear Stockholders:

On behalf of your Board of Directors and your management, I cordially invite you to attend the Annual Meeting of Stockholders of your Company. It will be held on Friday, May 19, 2000, at 10:00 A.M., local time, at the JCPenney Catalog Fulfillment Center, 10500 Lackman Road, Lenexa, Kansas 66250-0001.

  You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement which are included on the following pages of this booklet.

  The vote of each and every stockholder is most important to us. We are gratified that so many of you have in the past exercised your right to vote your shares.

  Whether or not you plan to attend, please sign and return the enclosed proxy in the accompanying envelope, or vote via telephone as set forth in the proxy, as soon as possible so that your shares will be voted at the meeting.

  Please note that your completed proxy will not prevent you from attending the meeting and voting in person should you so choose. We look forward to seeing you at this meeting. If you plan to attend, please so indicate in the appropriate box on your proxy. As in the past, there will be a report on operations, an opportunity to meet your Company's directors and officers, as well as time for questions.

  Thank you for your cooperation and continued support and interest in JCPenney.

                                                    Regards,

                                                 /s/ James E. Oesterreicher

Any stockholder having a disability requiring special assistance who would like to attend the Annual Meeting should call the Secretary of the Company at
(972) 431-1201 and reasonable accommodations will be made to meet such needs.

                  ------------------------------------------
                  Customer Service is Our Number One Priority
                  ------------------------------------------
     J. C. Penney Company, Inc. . P.O. Box 10001 . Dallas, TX 75301-0001 Home Office . 6501 Legacy Drive . Plano, TX 75024-3698

J. C. PENNEY COMPANY, INC.
6501 Legacy Drive, Plano, Texas
75024-3698


Notice of Annual Meeting of Stockholders
To Be Held on May 19, 2000

The Annual Meeting of Stockholders of J. C. Penney Company, Inc. will be held at the JCPenney Catalog Fulfillment Center, 10500 Lackman Road, Lenexa, Kansas 66250-0001 on Friday, May 19, 2000, at 10:00 A.M., local time, for the following purposes:

  1. to elect three directors for a three-year term as described in the ac-companying proxy materials;

  2. to approve the employment of KPMG LLP as auditors to audit the accounts of the Company for the fiscal year ending January 27, 2001;

  3. to act upon a resolution which the Company has been informed will be proposed by a stockholder of the Company regarding classification of the Board;

  4. to act upon a resolution which the Company has been informed will be proposed by a stockholder of the Company regarding amendment of the Company's Bylaws to reorganize itself into one class of directors; and

  5. to transact such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 20, 2000, are entitled to vote at the meeting. A complete list of those stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the JCPenney Catalog Fulfillment Center located at 10500 Lackman Road, Lenexa, Kansas 66250-0001, for a period of 10 days prior to the meeting.

Plano, Texas
April 14, 2000                                                 /s/ C. R. Lotter
                                                        C. R. Lotter, Secretary

                            YOUR VOTE IS IMPORTANT
       PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR VOTE BY TELEPHONE

Proxy Statement

This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form.

  IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE (OR FOLLOW THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD TO VOTE YOUR PROXY BY TELEPHONE) IN ORDER TO BE SURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING.

  You may revoke your proxy at any time before it is exercised at the meeting by submitting a written revocation, a subsequently dated proxy (either by telephone or by mail), or by personal vote at the meeting.

  A separate voting instruction card is also being furnished to each participant who beneficially owns Voting Stock (as defined below) in the trust under the Company's Savings, Profit-Sharing and Stock Ownership Plan ("LESOP") or the trust under the Genovese Retirement and Savings Plan.

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and employees of the Company may solicit proxies in person, by telephone, telegraph, or mail. The Company has also retained, on behalf of the Board of Directors, Morrow & Co., Inc. to aid solicitation by mail, telephone, telegraph, and personal interview, for a fee of approximately $30,000, plus reasonable expenses, which will be paid by the Company. The Company may also reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies.

  The complete mailing address of the Company's principal executive offices is
J. C. Penney Company, Inc., P. O. Box 10001, Dallas, Texas 75301-0001. The approximate date on which this proxy statement and the form of proxy were first sent or given to stockholders was April 14, 2000.

Voting Rights

Stockholders of record at the close of business on March 20, 2000, the record date for the Annual Meeting, are entitled to vote at the meeting. At the close of business on such date, 261,168,573 shares of Common Stock of 50c par value ("Common Stock"), and 727,356 shares of Series B ESOP Convertible Preferred Stock ("ESOP Preferred Stock") having a Common Stock voting equivalent of 20 votes per share for a combined total voting equivalent of 275,715,693 shares ("Voting Stock"), were outstanding and entitled to vote. As of the record date, the trust maintained under the LESOP held all of the shares of ESOP Preferred Stock and 33,574,730 shares of Common Stock, which together represent approximately 17.5% of the Voting Stock. All of the shares of Voting Stock held by the trust are held of record by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as Trustee ("Trustee"). The Trustee and the LESOP trust have disclaimed beneficial ownership of these shares of Voting Stock.

  The following table sets forth, as of December 31, 1999, certain information with respect to each stockholder known to the Company to own beneficially more than 5% of its Common Stock.

                                                  Percent of     Percent of
                                                    Common     Voting Stock as
Name and address           Shares of Common Stock    Stock           of
of beneficial owner          beneficially owned   outstanding March 20, 2000(1)
-------------------------------------------------------------------------------
Capital Research and Man-
 agement Company                 33,612,100(2)       12.9           12.2
333 South Hope Street
Los Angeles, CA 90071

Sanford C. Bernstein &
 Co., Inc.                       15,952,536(3)        6.1            5.8
767 Fifth Avenue
New York, NY 10153
-------------------------------------------------------------------------------

(1) Percentages are calculated based on the shares of Common Stock beneficially owned as of December 31, 1999.
(2) Capital Research and Management Company ("Capital Research") has informed the Company that it has sole dispositive power with respect to 33,612,100 shares of Common Stock in its capacity as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research has disclaimed beneficial ownership with respect to such shares.
(3) Sanford C. Bernstein & Co., Inc. ("Sanford Bernstein") has informed the Company that it is the beneficial owner of 15,952,536 shares of Common Stock held for the accounts of discretionary clients. Of such shares, Sanford Bernstein has sole voting power with respect to 10,217,477 shares, shared voting power with respect to 1,038,922 shares, and sole dispositive power with respect to 15,952,536 shares.

  The Company's Bylaws require an affirmative vote of the holders of a majority of the shares of the Voting Stock outstanding and entitled to vote as of the record date for approval of each proposal presented in this proxy statement with the exception of the election of directors, which requires a plurality of the votes cast. Abstentions and broker nonvotes are counted only for purposes of determining whether a quorum is present at the meeting.

Governance of the Company

Board of Directors. The Board of Directors is responsible for establishing broad corporate policies and for overseeing the general performance of the Company. In keeping with its long-standing practice, the Company's Board continues to be an independent board. The Company's Board structure is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the Company. The Board currently has eight meetings scheduled for fiscal 2000.

Committees of Board of Directors. The Board of Directors carries out many of its functions through six principal standing committees, which are described on pages 3 and 4. One of these committees, the Corporate Governance Committee, which is composed entirely of directors who are not employees of the Company, selects and recommends to the Board nominees for director on the basis of their recognized experience and achievements, both in commerce and society, and for their ability to bring a wide diversity of skills and experience to the deliberations of the Board. Stockholders also may make recommendations of nominees for director, as explained in greater detail on page 26.

Confidential Voting. In casting their votes, stockholders are also assured that their votes are accorded confidential voting treatment as provided in the Company's confidential voting policy described on pages 26 to 27.

Executive Compensation. The Personnel and Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, approves, among other things, the annual salaries of executive officers and recommends to the full Board for its approval the annual salaries of employee directors. Please see the Report of Personnel and Compensation Committee on Executive Compensation, which begins on page 10.

Classes of Board of Directors. The Company's Restated Certificate of Incorporation, as amended, and its Bylaws provide for a Board of not less than three directors as fixed, from time to time, by the Board, and further provide for three classes of directors to be as nearly equal in number as possible, with each class serving a three-year term and with one class being elected each year. Currently, the Board consists of ten members, with one class consisting of four directors and two classes consisting of three directors each. Of the ten current directors, one is currently a Company employee and nine have principal occupations or employment which are and have been outside the Company.

  Each director is required to be a stockholder of the Company.

Board Meetings. During fiscal 1999, ten meetings of the Board were held. Attendance at such meetings for current directors averaged approximately 94%. In addition to membership on the Board, directors also serve on one or more of the principal standing committees of the Board. During fiscal 1999, these committees held a total of 23 meetings; no current director attended fewer than 79% of the aggregate total of meetings of the Board and committees on which he or she served.

Committees

The following describes the principal standing committees of the Board of
Directors:

Audit Committee. The Audit Committee's responsibilities include recommending to the Board of Directors for stockholder approval the independent auditors for the annual audit of the Company's consolidated financial statements. The Committee reviews the independent auditors' audit strategy and plan, scope, fees, audit results, and non-audit services and related fees, internal audit reports on the adequacy of internal controls, the Company's ethics program, status of significant legal matters, the scope of the internal auditors' plans and budget and results of their audits, and the effectiveness of the Company's program for correcting audit findings.

  During fiscal 1999, this Committee met five times. Its members are V. E. Jordan, Jr., A. W. Richards, Francisco Sanchez-Loaeza, C. S. Sanford, Jr., and
M. A. Burns, who serves as its Chair.

Benefit Plans Review Committee. This Committee's responsibilities include reviewing and administering the Company's retirement and welfare plans and reviewing annually the financial condition and investment performance results of the Company's retirement plans, annual actuarial valuation reports for the Company's Pension Plan, and the financial condition, investment performance results, and actuarial valuation aspects of the Company's welfare plans.

  During fiscal 1999, this Committee met one time. Its members are M. A. Burns, J. C. Pfeiffer, A. W. Richards, and R. G. Turner, who serves as its Chair.

Corporate Governance Committee. The Corporate Governance Committee considers matters of corporate governance and reviews developments in the governance area as they affect relations between the Company and its stockholders. Its responsibilities also include making recommendations to the Board with respect to the composition, organization, and responsibilities of the Board and its directors, the qualifications of directors, candidates for election as directors, and the compensation of directors.

  During fiscal 1999, this Committee met three times. Its members are M. A. Burns, J. C. Pfeiffer, C. S. Sanford, Jr., R. G. Turner, and V. E. Jordan, Jr., who serves as its Chair.

  Stockholders may propose nominations for directors in accordance with the procedures described on page 26.

Finance Committee. The Finance Committee is responsible for reviewing the Company's financial policies, strategies, and capital structure.

  During fiscal 1999, this Committee met seven times. Its members are M. A. Burns, T. J. Engibous, J. E. Oesterreicher, Francisco Sanchez-Loaeza, and C.
S. Sanford, Jr., who serves as its Chair.

Personnel and Compensation Committee. This Committee's responsibilities include reviewing and administering the Company's annual and long-term incentive compensation plans, making recommendations in areas concerning personnel relations, and taking action or making recommendations with respect to the compensation of executive officers, including those who are directors.

  During fiscal 1999, this Committee met five times. Its members are T. J. Engibous, K. B. Foster, Francisco Sanchez-Loaeza, C. S. Sanford, Jr., and J.
C. Pfeiffer, who serves as its Chair.

Public Affairs Committee. The responsibilities of the Public Affairs Committee include identifying, analyzing, and bringing to the attention of the Board social and environmental trends, community affairs, and public policy issues which may have a potential impact on the business performance and investment character of the Company, and assuring that Company policy and performance reflect a sensitivity toward the social and physical environments in which the Company does business and that such policy and performance are in accord with the public interest.

  During fiscal 1999, this Committee met two times. Its members are T. J. Engibous, K. B. Foster, V. E. Jordan, Jr., R. G. Turner, and A. W. Richards, who serves as its Chair.

  The mailing address for all of these committees is c/o C. R. Lotter, Secretary, J. C. Penney Company, Inc., P. O. Box 10001, Dallas, Texas 75301-0005.

Election of Directors (Proposal 1)

As indicated on page 3, under "Classes of Board of Directors", the Board of Directors has been divided into three classes with one class consisting of four directors and two classes consisting of three directors each. At the meeting, three directors will be elected to hold office for a three-year term expiring at the 2003 Annual Meeting of Stockholders. Other directors will continue in office, in accordance with their previous election, until the expirations of the terms of their classes at the 2001 or 2002 Annual Meeting of Stockholders, as the case may be.

  Brief statements setting forth certain information as of March 20, 2000, as to the Board of Directors' nominees for directors for the three-year term expiring at the 2003 Annual Meeting of Stockholders and as to each current director in the classes continuing in office are shown on pages 5 to 7. Each of the nominees is currently a director of the Company.

  If properly executed and timely returned (or properly voted by telephone), the accompanying proxy will be voted for all three nominees for a term expiring at the 2003 Annual Meeting of Stockholders, except where authority so to vote is withheld. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board, unless the Board reduces the number of directors.

The Board of Directors recommends a vote FOR each of the nominees for director.

              Nominees for Directors for Three-Year Term Expiring 2003


              Vernon E. Jordan, Jr., 64
[PHOTO OF     Managing Partner, investment banking firm of Lazard Freres & Co.
VERNON E.     and Of Counsel, law firm of Akin, Gump, Strauss, Hauer & Feld,
JORDAN]       L.L.P. since 2000; Senior Partner from 1992 to 1999 and Partner from 1982 to 1992, Akin, Gump, Strauss, Hauer & Feld, L.L.P.;
              President from 1977 to 1981 and Executive Director from 1972 to
              1977 of the National Urban League; Director of American Express
              Company, AMFM Inc., Callaway Golf Company, Dow Jones & Company,
              Inc., Revlon Group Incorporated, Revlon, Inc., Ryder System,
              Inc., Sara Lee Corporation, Union Carbide Corporation, and Xerox
              Corporation; Trustee of Howard University; Director of the
              Company since 1973.



              Jane C. Pfeiffer, 67
[PHOTO OF     Independent management consultant; Chairman of the Board of
JANE C.       National Broadcasting Company, Inc. from 1978 to 1980;
PFEIFFER]     Independent management consultant from 1976 to 1978; Vice
              President of Communications and Government Relations of
              International Business Machines Corporation from 1972 to 1976;
              Director of Ashland Inc., International Paper Company, and The
              Mutual Life Insurance Company of New York; Trustee of The
              Conference Board and of the University of Notre Dame; Director of the Company since 1977.



[PHOTO OF     R. Gerald Turner, 54
R. GERALD     President of Southern Methodist University since 1995;
TURNER]       Chancellor of the University of Mississippi from 1984 to 1995;
              Chairman, President's Commission, the National Collegiate
              Athletic Association, from 1991 to 1992; Director of AMFM Inc.
              and ChemFirst Inc.; Director of the Company since 1995.

              Members of Board of Directors Continuing in Office

              Term Expiring 2001


              M. Anthony Burns, 57
[PHOTO OF     Chairman since 1985, Chief Executive Officer since 1983, and a
M. ANTHONY    director since 1979 of Ryder System, Inc. (a provider of
BURNS]        transportation and logistics services), with which he has served in positions of increasing importance since 1974, including its President from 1979 to 1999; Director of The Chase Manhattan
              Bank, N. A., The Chase Manhattan Corporation, Pfizer, Inc., and
              Boy Scouts of America; Trustee of the University of Miami; Co-
              Chairman of The Business Roundtable; Member of the Policy
              Committee of The Business Roundtable and a member of The
              Business Council; Director of the Company since 1988.



              James E. Oesterreicher, 58
[PHOTO OF     Chairman of the Board of the Company since 1997 and Chief
JAMES E.      Executive Officer of the Company since 1995; Vice Chairman of
OESTER-       the Board of the Company from 1995 to 1997; President, JCPenney
REICHER]      Stores and Catalog, from 1992 to 1995; Associated with the
              Company since 1964; Director of Brinker International, Inc., TXU
              Corp, March of Dimes Birth Defects Foundation, National Retail
              Federation, National Retail Institute, and Dallas Citizens
              Council; Member, Executive Board, Southern Methodist University
              Cox School of Business; Member, Board of Trustees, Circle Ten
              Council -- Boy Scouts of America, The Conference Board, National
              Urban League, and Texas Health Resources; Member, Board of
              Governors, Spina Bifida Association of America; Member, American
              Society of Corporate Executives, Dallas Roundtable, Governor's
              Business Council, and the Domestic Strategy Group of the Aspen
              Institute; Director of the Company since 1995.



[PHOTO OF     Francisco Sanchez-Loaeza, 54
FRANCISCO     Chairman of the Board since 1994, and Chief Executive Officer
SANCHEZ-      and a director since 1992, of Panamerican Beverages, Inc. (soft
LOAEZA]       drink bottling operations in Latin America), with which he has served in positions of increasing importance since 1980; Member of The Conference Board and the World Economic Forum; Director of the Company since 1998.



[PHOTO OF
CHARLES S.    Charles S. Sanford, Jr., 63
SANFORD]      Retired Chairman of the Board and Chief Executive Officer of
              Bankers Trust New York Corporation and its principal subsidiary,
              Bankers Trust Company, from 1987 to 1996, with which he served in positions of increasing importance since 1961, including its Deputy Chairman from 1986 to 1987 and President from 1983 to
              1986; Member of The Business Council and the Foundation Board of
              Trustees of the University of Georgia; Overseer of The Wharton
              School, University of Pennsylvania; Director of the Company since 1992.

              Members of Board of Directors Continuing in Office

              Term Expiring 2002


              Thomas J. Engibous, 47
[PHOTO OF     Chairman of the Board since 1998, and President and Chief
THOMAS J.     Executive Officer and a director since 1996, of Texas
ENGIBOUS]     Instruments Incorporated (electronics), with which he has served in positions of increasing importance since 1976, including as an Executive Vice President from 1993 to 1996; Director of
              Catalyst and Dallas Citizens Council; Trustee of Southern
              Methodist University; Member of The Business Council and The
              Business Roundtable; Director of the Company since March 1999.



              Kent B. Foster, 56
[PHOTO OF     President and Chief Executive Officer, and a director, of Ingram
KENT B.       Micro Inc. (computer wholesaler) since 2000; President of GTE
FOSTER]       Corporation (telecommunications) from 1995 to 1999; Vice
              Chairman of the Board of Directors of GTE Corporation from 1993 to 1995; President of GTE Telephone Operations Group from 1989 to 1995; Director of Campbell Soup Company, New York Life
              Insurance Company, the Dallas Symphony Orchestra and its Board of Governors Council, and the Dallas Opera Executive Board;
              Trustee of the Dallas Museum of Art and the GTE Foundation;
              Director of the Company since 1998.



[PHOTO OF     Ann W. Richards, 66
ANN W.        Senior Advisor, law firm of Verner, Liipfert, Bernhard,
RICHARDS]     McPherson & Hand since 1995; Governor of Texas from 1991 to
              1995; State Treasurer, State of Texas, from 1983 to 1991; Chair,
              Democratic National Convention, 1992; Director of the Aspen
              Institute and Brandeis University; Director of the Company since
              1995.

Management Ownership of Common Stock and ESOP Preferred Stock

The following table shows, as of March 20, 2000, the beneficial ownership of shares of Voting Stock by each present director and by the five most highly compensated executive officers serving during the last fiscal year (the "Named Executive Officers"), and by all present directors and all executive officers of the Company as a group. The information includes shares held under certain restrictions and, in the case of executive officers, also includes the number of shares of Voting Stock credited to their accounts under the Company's LESOP. As shown in the last two columns, substantial portions of the shares indicated as beneficially owned are actually unissued shares attributable to unexercised and unexpired options for Common Stock. The combined beneficial ownership of shares of Common Stock and Common Stock voting equivalents of each director and Named Executive Officer and of all directors and executive officers as a group (not including shares attributable to unexercised and unexpired options) constitutes less than 1% of the total Voting Stock as of March 20, 2000.

                                                     Number
                                                    of shares        Number
                                                   included in     of options
                                                 previous column  included in
                                                  attributable      previous
                                                 to unexercised      column
                                     Number       and unexpired   exercisable
                                   of shares       options for       within
                                  beneficially       Common        60 days of
Name or Group                        owned            Stock      March 20, 2000
-------------------------------------------------------------------------------
Directors:
 M. A. Burns                          15,300            8,800         8,800
 T. J. Engibous                        1,800                0             0
 K. B. Foster                          2,235(1)             0             0
 V. E. Jordan, Jr.                    19,033           12,000        12,000
 J. E. Oesterreicher                 610,362          523,640       333,640
 J. C. Pfeiffer                       18,420           10,800        10,800
 A. W. Richards                        5,748            2,400         2,400
 F. Sanchez-Loaeza                     3,300                0             0
 C. S. Sanford, Jr.                   12,300            4,800         4,800
 R. G. Turner                          5,885            1,600         1,600
Named Executive Officers(2):
 V. J. Castagna                      269,500          216,500             0
 T. D. Hutchens                      110,733           78,851        78,851
 C. R. Lotter                        155,564          106,000        64,000
 F. A. Newman                        191,277           88,000        19,000
All present directors and execu-
 tive officers as a group(3)       2,111,765        1,575,989       761,447
-------------------------------------------------------------------------------

(1) Includes 322 shares held by a family limited partnership with respect to which Mr. Foster has shared voting and dispositive power, but as to which he disclaims beneficial ownership.
(2) In addition to Mr. Oesterreicher who also serves as a director.
(3) Excludes shares beneficially owned by Mr. Hutchens, who is retired from the Company.

Directors' Fees

Company employees are not paid additional amounts for serving as directors. Directors who are not Company employees ("Non-Associate Directors") are paid an annual retainer of $26,400, plus $1,200 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of any committee of the Board. Non-Associate Directors also receive $1,200 for each written consent of directors in lieu of a meeting of the Board, and $1,000 for each written consent of directors in lieu of a meeting of a committee of the Board, if any. In fiscal 1999, no such written consents of the Board were executed and one such written consent of each of the Benefit Plans Review Committee and the Personnel and Compensation Committee were executed. The chair of the Audit Committee and the Personnel and Compensation Committee of the Board are each paid an additional annual fee of $4,500; the chair of the Benefit Plans Review Committee, the Corporate Governance Committee, the Public Affairs Committee, and the Finance Committee of the Board are each paid an additional annual fee of $4,000. Directors are also reimbursed for expenses incurred for attending any meeting which they attend in their official capacities as directors. Directors who are Representatives under an Indemnification Trust Agreement between the Company and The Chase Manhattan Bank, as trustee, (currently Directors Jordan and Pfeiffer), are paid an annual retainer of $5,000, plus $600 for each meeting of the Representatives and are reimbursed for expenses of meeting attendance. During fiscal 1999, no such meetings were held. Non-Associate Directors are also paid $800 for each full day of service to the Company in addition to those services which they perform in connection with Board and committee responsibilities, and are reimbursed for expenses in connection with their performance of such services. During fiscal 1999, Non-Associate Directors Jordan, Pfeiffer, and Sanford were each paid $800, and Non-Associate Directors Burns, Foster, Richards, Sanchez-Loaeza and Turner were each paid $400, for such services. In addition, Non-Associate Directors Burns, Foster, Jordan, Pfeiffer, and Sanford each received $1,000 in 1999 for a meeting of a special committee of the Board. A director may elect to defer payment of all or part of any of the above fees under the terms of a deferred compensation plan for directors. As of the end of fiscal 1999, two directors had elected such deferral.

  During fiscal 1999, each Non-Associate Director was granted a stock award of 900 shares of restricted Common Stock under the Company's 1997 Equity Compensation Plan. Pursuant to a retirement plan for Non-Associate Directors, a director serving as of February 12, 1997, and any person who served as a Company director prior to such date, who is not entitled to receive benefits under the Company's Pension Plan, will be paid a retirement benefit after serving as a member of the Board for a period of not less than five years, unless such Non-Associate Director elected to discontinue participation in the retirement plan. For such director retiring on his or her normal retirement date, as defined in the retirement plan, annualized benefits will equal the annual retainer for directors from time to time then in effect. No current director who was serving as of February 12, 1997 has elected to remain in the retirement plan. Non-Associate Directors elected or appointed to the Company's Board after February 12, 1997 are not eligible to receive retirement benefits. Pursuant to the Company's Bylaws, no person may continue to serve as a director after the Company's annual meeting of stockholders in the calendar year in which such person attains age 70.

  Directors are eligible to participate in the Company's Directors' Charitable Award Program ("Charitable Award Program"). The Charitable Award Program is designed to acknowledge the service of directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. In addition, it enhances the Company's ability to attract and retain directors of the highest caliber and experience. Pursuant to the Charitable Award Program, the Company has purchased joint life insurance policies on groups of directors. Each group generally consists of two directors with the Company named as the beneficiary of each joint life policy. With respect to each group, the Company will receive a $1,000,000 death benefit upon the death of the second director of the group. The Company in turn has informally agreed to donate a total of $1,000,000; $500,000 upon the earlier of (i) five years after the date of death of the first director of the group to die or (ii) the death of the second director of the group, and an additional $500,000 upon the death of the second director of the group, to one or more charitable organizations as recommended by the individual directors. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefits from this Program. The Board may, at any time, without the consent of any participating director, amend, suspend, or terminate this Program. Seven of the current directors have elected to participate in the Charitable Award Program.

Report of Personnel and Compensation Committee on Executive Compensation

The Company's compensation policies are established and implemented by the Personnel and Compensation Committee of the Board of Directors ("Committee"), which is composed entirely of non-employee directors. In addition to determining and approving annual salaries of officers who are not directors and making recommendations to the full Board regarding the annual salaries of associate directors, the Committee determines and approves payments under the Company's incentive compensation programs and makes awards under the Company's 1997 Equity Compensation Plan ("Equity Plan"). In carrying out these responsibilities, the Committee is advised by outside consultants with respect to the competitiveness of the Company's executive compensation policies and programs and, as needed, meets with these consultants without any Company representative being present.

  As discussed more fully below, the Company's cash incentive awards are determined by overall Company results. Due to weaker overall results in 1999, as well as changes to the Company's compensation programs for 1999 also discussed below, the Company's executive officers received significantly smaller incentive awards in 1999 than in past years.

Compensation Philosophy. Since the Company's founding in 1902 by James Cash Penney and as set forth in the Penney Idea adopted in 1913, the JCPenney compensation philosophy has been based on the following: To reward the men and women in our organization through participation in what the business produces.

  Compensation is tied directly to the achievement of the Company's annual and long-term performance goals. In this manner, the Company believes it can attract and retain executives who are most able to contribute to the long-term success of the Company and the enhancement of stockholder value. In general, an executive's compensation package consists of: (1) base salary, (2) annual incentive compensation, and (3) long-term incentive compensation in the form of stock. (See "Summary Compensation Table" on page 16.) As an executive's Position Responsibility Level ("PRL") increases, a greater portion of his or her compensation is linked to Company performance.

Base Salary and Incentive Compensation Payments. Total annual cash compensation consists of base salary and incentive compensation. Total annual cash compensation targets are set by the Committee from a range determined by the officer's PRL, which reflects the market value of an officer's job as well as its value to the Company. In determining annual cash compensation targets, consideration is given to the following factors: job responsibilities and tasks; knowledge, skills, and experience required for successful job performance; and competitive positioning, both within and outside the Company. No specific weighting is given to any of these factors. The Company believes it competes with the companies constituting the S&P 500 Retail Index for department stores and other major retailers in the United States as well as selected Fortune 200 companies for executive talent. In setting annual cash compensation targets, the Committee compares the Company's cash compensation package with the cash compensation packages of these selected companies. The Company targets its total cash compensation package for its executive officers as a group, and its Chairman of the Board and Chief Executive Officer ("CEO"), at or near the 50th percentile of competitive pay for comparable executives when Company performance goals are "met" and at or near the 75th percentile when Company performance "exceeds" pre-established targets. The Committee regularly reviews cash compensation levels to determine if salary increases are merited.

  Annual profit incentive compensation can be earned by eligible management associates of the Company under the Company's 1989 Management Incentive Compensation Program ("Incentive Program"). In 1999, the Company revised the design of its executive pay programs to improve competitiveness and to better link reward to performance. In the past, the Company provided base salary at a level that was significantly below market and incentive compensation levels that were higher than market practice. As we disclosed in last year's proxy statement, effective February 1, 1999, to better align the Company's compensation programs with market practice the Company moved a portion of the incentive payment into base salary and adjusted incentive targets to provide for total cash opportunity around the 50th percentile of the market. The Incentive Program was modified to have a structure that ties incentive compensation directly to Company performance with a real opportunity to earn no incentive for performance well below plan and up to 300% of incentive targets for superior results. The goals for the Incentive Program are set at the beginning of the fiscal year consistent with the Company's business plan.

  For fiscal 1999, the amount of the Incentive Program award was based on the number of profit incentive units credited to a particular PRL and the value assigned to each unit. The number of profit incentive units credited is a given percentage, based on PRL, of base salary. A unit value was determined for the total Company based on Total Company performance against Economic Value Added (EVA(R)) growth targets. EVA is a company's or other operating division's after-tax net operating profit minus a charge for the capital employed (both debt and equity) for a given fiscal year. The annual unit value is determined by a formula which measures the Company's actual EVA dollar performance against the annual target. Unit values were also determined for each of the Company's major operating divisions based on performance for the year. For executive officers with broad Company responsibility, 1999 unit values were based 50% on Total Company EVA results and 50% on a blended unit value called "Company Management". The Company Management unit value was based 40% on JCPenney Stores, Catalog, and International sales and profit results, 30% on Total Company EVA results, 20% on Eckerd Drugstores sales, profit, and EVA results, and 10% on JCPenney Direct Marketing Services revenue, income, and EVA results.

  Eligible Eckerd Corporation ("Eckerd") associates, including Mr. Newman, participate in the Eckerd Corporation Key Management Bonus Plan ("KMBP"), a compensation plan in place at Eckerd prior to the Company's acquisition of Eckerd. The KMBP is also a performance based annual incentive compensation program, which pays a cash bonus to participants generally based on the extent to which identified Eckerd financial objectives for the fiscal year, including earnings before interest and taxes, Eckerd EVA results, and sales, have been achieved. There are six levels of KMBP participation and the participation level of each eligible Eckerd associate is determined by his or her title. At each participant level, payout percentages are determined for each of the financial objectives based on Eckerd's actual performance relative to its plan for the fiscal year. The various financial objectives for each participant are weighted and the participant's actual payout percentage, which is a percentage of eligible base salary, represents the sum of the weighted payout percentages for each financial objective. As an executive officer of the Company, a portion of Mr. Newman's incentive compensation under the KMBP is based on Total Company EVA results.

  Incentive compensation may also be earned by eligible management associates of the Company and its subsidiaries, including Eckerd, under the Company's EVA Performance Plan ("EVA Performance Plan"). Each EVA Performance Plan participant is granted a number of performance units calculated by multiplying the sum of base salary and profit incentive compensation valued at $1.00 per unit (or, in the case of Eckerd, at target) by a given percentage, based on PRL. The value of each performance unit for a given fiscal year is determined by the Committee and is based on the change in the Company's EVA from the previous fiscal year, measured against predetermined EVA growth targets. The aggregate value of each participant's performance units for the fiscal year, which may be positive or negative based on the Company's performance, is added to a "bonus reserve account" established for such participant. Annual payments to participants under the EVA Performance Plan are made from each participant's bonus reserve account in amounts equal to up to 100% of the participant's target award for such fiscal year (i.e., the number of performance units granted for the fiscal year at $1.00 per unit), to the extent that the bonus reserve account balance is positive, plus 50% of any remaining positive balance. Since a participant's bonus reserve account balance may be
--------
EVA(R) is a registered trademark of Stern Stewart & Co.

negative it is possible that a participant would not receive a cash award under the EVA Performance Plan in a given fiscal year, even if EVA were positive for such year.

  The Company's compensation programs, as revised in February 1999, moved a portion of the Incentive Program payment into base salary. As a result of the Company's weaker performance in fiscal 1999, actual bonus payments for the Named Executive Officers (other than Ms. Castagna) under the Incentive Program and the EVA Performance Plan amounted to only 0% to 2.9% of base salary, depending on the executive's PRL and primary area of responsibility. If the Company had met its planned financial objectives for the year, such payments would have equalled 77% to 107% of base salary, depending on the executive's PRL, with payments in excess of those percentages for results above plan. Pursuant to the terms of her employment agreement, annual incentive compensation for Ms. Castagna under the Incentive Program and the EVA Performance Plan equalled 83% of her base salary for fiscal 1999. For a description of Ms. Castagna's employment agreement, see pages 13 to 14.

Equity Awards. The Company makes equity awards to eligible associates to align their interests with stockholders. Generally, an executive's participation in the Equity Plan and the size of the award are a function of the executive's PRL. The Committee does not consider the amounts and terms of prior grants of stock options when determining equity awards. To date, stock options and stock awards have been granted under the Equity Plan.

  As of February 28, 2000, options covering approximately 3,180,000 shares of Common Stock under the Equity Plan (to approximately 25,000 management associates of the Company and its subsidiaries) were granted at an option price of $16.00 per share. Approximately 2,738,000 of those shares were awarded under a one-time special stock option grant to all management associates. The remaining shares were pro rata grants made in connection with the 1999 Multiple Stock Option grant which provides for incremental grants in 2000 and 2001 to associates who are newly eligible, receive a promotion, or change store assignments. The 2000 grants generally become exercisable in 2002. All executive level participants in the Equity Plan are subject to certain minimum Company stock ownership guidelines. (See "Associate Stock Ownership Guidelines" on page 20).

  The Company has never reduced the exercise prices of outstanding stock options under the present or any prior option plan.

1999 Compensation. In 1999, the total Company unit value under the Incentive Program was zero as compared to $0.76 in 1998 and $1.49 in 1997. (As previously noted, effective February 1, 1999, the Company modified the Incentive Program by moving a portion of the incentive payment into base salary and adjusting incentive targets, resulting in an incentive compensation payout calculation that differs from pre-1999 incentive payout calculations). Also, as noted previously, no associate's 1999 incentive compensation was based solely on the total Company performance measurement. The 1999 Incentive Program unit value for Messrs. Oesterreicher, Hutchens, and Lotter was $0.0525. Mr. Newman's 1999 payout percentage under the KMBP was 0% of his eligible base salary.

  The performance unit value under the EVA Performance Plan for 1999 was negative $2.03. Each participant's bonus reserve account was credited with an amount equal to negative 203% of the participant's target award and no annual payments were made to participants. The negative balances in the bonus reserve accounts will be carried forward and will offset any future payments to be made under the plan.

CEO Compensation. As shown in the Summary Compensation Table, the CEO's base salary for 1999 was $1,056,457. For 1999, cash incentive awards for the CEO approximated 2.9% of his base salary. As discussed above, the CEO received no payment for 1999 under the EVA Performance Plan and his bonus reserve account was credited with an amount equal to negative $1,100,505. The CEO's compensation was based on the same performance factors applicable to all executive officers, as discussed in the preceding paragraphs. No unique evaluation factors are utilized with respect to determining the CEO's compensation.

  As discussed above, the Company's executive compensation philosophy emphasizes incentive compensation tied to Company performance. The deductibility of executive compensation is limited in certain circumstances by
Section 162(m) of the Internal Revenue Code. The Company's Equity Plan satisfies the requirements of Section 162(m) regarding stock option grants. With respect to the Company's other compensation programs, the Committee believes that these programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company culture and objectives and, accordingly, has determined not to amend these plans at this time. For fiscal 1999, the limitations of Section 162(m) did not apply to compensation paid to any Company executive.

Personnel and Compensation Committee

J. C. Pfeiffer, Chair                  Francisco Sanchez-Loaeza
T. J. Engibous                         C. S. Sanford, Jr.
K. B. Foster

Compensation Committee Interlocks and Insider Participation

The Personnel and Compensation Committee is composed entirely of persons who are neither employees nor former or current officers of the Company. T. J. Engibous, K. B. Foster, J. C. Pfeiffer, Francisco Sanchez-Loaeza, and C. S. Sanford, Jr. served as members of the Committee during the Company's 1999 fiscal year.

  Mr. Jordan is currently of counsel at, and prior to January 2000 was a senior partner of, Akin, Gump, Strauss, Hauer & Feld, L.L.P., which is one of a number of firms which have provided or will provide legal services to the Company and its subsidiaries.

  In connection with its acquisition of Eckerd Corporation, the Company requested that Mr. Newman, Eckerd's Chairman, President and Chief Executive Officer, enter into an amendment to his existing employment agreement to guarantee his continued employment with Eckerd for at least three years after the acquisition. As amended, the agreement, which provides for an initial base salary of $575,000, has a three-year term beginning February 27, 1997, after which it is automatically renewed annually until terminated by the Company or Mr. Newman. Upon involuntary termination of his employment, other than for cause, Mr. Newman is entitled to a severance payment of two times his then current annual base salary, payable in monthly installments over a two year period. In addition, upon termination by the Company within two years, or termination by Mr. Newman for Good Reason (as defined therein) at least one year but less than two years, after a Change of Control (as defined therein), he will receive a lump sum severance payment of 2.9 times base salary and all previously granted incentive awards will vest immediately. Unless terminated for cause, Mr. Newman will also receive a pro rata portion of his applicable bonus compensation and, subject to certain limitations, the Company will continue certain insurance and medical benefits for two years. Mr. Newman has resigned from the Company, effective June 2, 2000.

  The Company has entered into an employment agreement with Ms. Castagna, effective August 1, 1999 ("Agreement"), pursuant to which Ms. Castagna serves as the Company's Executive Vice President and Chief Operating Officer of JCPenney Stores, Catalog and Merchandising. The Agreement provides for an initial base salary of $550,000 per year and an initial term of five years, subject to earlier termination by either party. For fiscal 1999 (on a prorated basis) and fiscal 2000, Ms. Castagna's minimum bonus awards under the Incentive Program and the EVA Performance Plan have been set at 48% of base salary for the Incentive Program and 23.5% of the sum of base salary and incentive compensation at 48% of base salary for the EVA Performance Plan.

  Pursuant to the Agreement, Ms. Castagna received a supplemental cash payment of $800,000 on September 3, 1999. She is entitled to receive additional supplemental cash payments of $600,000 on each of August 1, 2000 and August 1, 2001 provided that she has not terminated her employment voluntarily or been terminated by the Company for cause prior to such dates. Additionally, Ms. Castagna has been granted 43,000 shares of Common Stock which will vest in one-third increments on the third, fifth and tenth anniversaries of her start date, 1,000 restricted stock units which will vest in shares of Common Stock on the third anniversary of her start date, an option to purchase 57,000 shares of Common Stock which will become exercisable on the third anniversary of her start date, and an option to purchase 150,000 shares of Common Stock which will vest in 20% increments beginning on the first anniversary of her start date, subject to accelerated vesting if the actual performance results of Ms. Castagna's areas of responsibility exceed planned results by certain specified percentages. Ms. Castagna is further eligible to participate in the Company's employer sponsored benefit plans, including the Company's Mirror Savings Plan, which is described on page 20, and is entitled to five weeks of vacation.

  If Ms. Castagna's employment is terminated by the Company other than for cause, or by Ms. Castagna for Good Reason (as defined in the Agreement), she will be entitled to receive her unpaid salary and vacation to the date of termination, a prorated portion of her target bonus under the Incentive Program and the EVA Performance Plan for the fiscal year in which termination occurs, a lump sum payment equal to two times the total of her base salary and her target awards under the Incentive Program and EVA Performance Plan, the continuation of employee welfare benefits for a period of 24 months from the date of termination, outplacement services in an amount up to $30,000, and any other payments under applicable plans or programs to which she is entitled. In addition, upon such termination, all restrictions on shares of Common Stock will immediately lapse, all unvested stock options will become immediately vested and any supplemental cash payments not yet paid will be paid. If Ms. Castagna's employment is terminated by the Company for cause, or by Ms. Castagna other than for Good Reason, she will be entitled to receive only her unpaid salary and vacation to the date of termination. Ms. Castagna also participates in the Company's Separation Allowance Program which is described in "Change of Control Arrangements" on pages 22 to 23.

                 FIVE-YEAR TOTAL STOCKHOLDER RETURN COMPARISON

The following is a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and the S&P 500 Retail Index for department stores. A list of these companies follows the graph below:

                        {Performance graph appears here]

                             S&P DEPARTMENT STORES:

              JCPenney, Dillard's, Federated, Kohls, May, Nordstrom


                             1994       1995       1996       1997       1998       1999
     -----------------------------------------------------------------------------------
      JCPenney               100        111        119        175        106         53
     -----------------------------------------------------------------------------------
      S&P 500                100        133        169        218        289        311
     -----------------------------------------------------------------------------------
      S&P Dept. Stores       100        110        124        164        163        128

The stockholder returns shown are neither determinative nor indicative of future performance.

                          SUMMARY COMPENSATION TABLE

                                                                              Long Term Compensation
                                                                           -----------------------------------
                                        Annual Compensation                       Awards               Payouts
                                  ---------------------------------------- ------------------------    -------
                                                                                         Securities
                                                                           Restricted    Underlying
                                                              Other Annual   Stock        Options/      LTIP    All Other
Name and                           Salary         Bonus       Compensation  Award(s)        SARs       Payouts Compensation
Principal Position        Year       ($)           ($)           ($)(1)       ($)          (#)(2)      ($)(3)     ($)(4)
---------------------------------------------------------------------------------------------------------------------------
Oesterreicher, J. E.      1999(5) 1,056,457        30,783           --        --          180,000        --       24,563
(Chairman of the          1998      612,235       449,886       271,478       --          120,000        --       81,470
Board and Chief           1997      560,826       792,784           --        --           60,000      406,823    79,773
Executive Officer)

Castagna, V. J.*          1999      275,000     1,027,645(6)        --     1,925,000(7)   207,000        --          --
(Executive Vice
President and Chief
Operating Officer,
JCPenney Stores,
Merchandising, and
Catalog)

Hutchens, T. D.**         1999(5)   523,095        13,182           --        --           57,000        --       11,187
(President and            1998      324,427       188,208        98,686       --           19,000        --       36,395
Chief Operating Officer,  1997      304,968       337,261           --        --           19,000      147,300    40,210
International)

Lotter, C. R.             1999(5)   472,524        11,411           --        --           36,000        --        9,882
(Executive Vice           1998      292,517       158,383        83,173       --           12,000        --       31,631
President, Secretary and  1997      279,396       291,019           --        --           12,000      119,693    33,653
General Counsel)

Newman, F. A.***          1999      668,307             0(8)        --        -- (9)       69,000        --       13,873
(Chairman, President      1998      609,760       123,781(8)    163,550       --           19,000        --       18,276
and Chief Executive       1997      595,079(10)   207,200(11)       --        --              -- (12)  245,088    40,398
Officer, Eckerd
Corporation)
---------------------------------------------------------------------------------------------------------------------------

  * Ms. Castagna joined the Company on August 1, 1999.
 ** Mr. Hutchens retired from the Company on February 29, 2000.
*** Mr. Newman resigned from the Company, effective June 2, 2000.

(1) The amounts shown for 1998 represent termination payments from the Company's 1984 Performance Unit Plan ("PUP") in recognition of contributions made by associates during the portion of the PUP award cycle already completed when the PUP program ended at the end of fiscal 1997.

(2) No SARs have been granted since 1987.

(3) For 1997, this amount reflects long-term incentive plan payments made pursuant to the PUP.

(4) Represents Company contributions or allocations on behalf of the following executive officers under the LESOP and the Mirror Savings Plan, which, for the last fiscal year, were, respectively: Mr. Oesterreicher, $2,257 and $22,306; Mr. Hutchens, $2,257 and $8,930; Mr. Lotter, $2,212 and $7,670;
    and Mr. Newman, $2,257 and $11,616. The allocations presently made under the Mirror Savings Plan were, prior to 1999, made under the Benefit Restoration Plan. For a description of the Mirror Savings Plan, see page
    20. For a description of the Benefit Restoration Plan, see "Retirement Income" on pages 20 to 22. In the case of Mr. Newman, the amounts shown for 1998 and 1997 represent allocations made by Eckerd pursuant to the Eckerd Profit-Sharing Plan and the Eckerd Executive Excess Plan. Effective January 1, 1999, Mr. Newman became a participant in the LESOP and Mirror Savings Plan.

(5) To better align the Company's compensation programs with market practice, effective February 1, 1999, the Company moved a portion of the Incentive Program payment into base salary and adjusted incentive targets to provide for total cash opportunity around the 50th percentile of the market. For a discussion of these changes, see "Report of Personnel and Compensation Committee on Executive Compensation" on pages 10 to 13.

(6) Pursuant to the terms of Ms. Castagna's employment agreement, the amount shown represents the sum of specified minimum payments under the Incentive Program and the EVA Performance Plan of $132,000 and $95,645, respectively, and a supplemental cash payment of $800,000 paid to Ms. Castagna on September 3, 1999. For a description of the terms of Ms. Castagna's employment agreement, see pages 13 to 14.

(7) In connection with Ms. Castagna's employment, she received 43,000 shares of restricted Common Stock which will vest in one-third increments on the third, fifth and tenth anniversaries of her start date, and 1,000 restricted stock units which will vest in shares of Common Stock on the third anniversary of her start date. The value of these awards shown in the table is based on the closing price of the Company's Common Stock on July 30, 1999, the last trading day prior to Ms. Castagna's start date, which was $43.75. The value of such awards as of January 28, 2000, the last trading day prior to the end of the fiscal year, was $805,750. The future value realized on such shares upon actual disposition may differ from the values reported here. Dividends are paid on the shares of restricted Common Stock and stock units from the date of grant.

(8) As an executive officer of the Company and of Eckerd, Mr. Newman's 1999 and 1998 incentive compensation was comprised of payments under both Eckerd's Key Management Bonus Plan ("KMBP") and the Company's 1989 Management Incentive Compensation Program ("Incentive Program"). For descriptions of the KMBP and the Incentive Program, see "Report of Personnel and Compensation Committee on Executive Compensation" on pages 10 to 13.

(9) Mr. Newman received a grant of performance units under the JCPenney Drug Store Partner Incentive Award ("PIA") Program. Based on Eckerd's results for fiscal 1999, no shares were credited pursuant to this award. For a description of the PIA Program, see page 20.

(10) In connection with its acquisition of Eckerd, the Company requested that Mr. Newman enter into an amendment to his existing employment agreement. For a description of the terms of Mr. Newman's employment agreement, as amended, see page 13.

(11) This amount reflects payments made to Mr. Newman pursuant to the KMBP. Mr. Newman did not participate in the Incentive Program in 1997.

(12) Pursuant to the terms of the Company's acquisition of Eckerd, each share of Eckerd common stock was converted into .6604 of a share of the Company's Common Stock, and each option to purchase shares of Eckerd common stock was converted into an option to purchase shares of Company Common Stock at the same ratio. As a result, Mr. Newman's holdings of Eckerd common stock and stock options were converted into 4,424 shares of Common Stock and 120,192 options to purchase shares of the Company's Common Stock, respectively. Mr. Newman did not receive any grant of stock options under the Company's or Eckerd's equity plans in 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information regarding stock options granted to the Named Executive Officers during fiscal 1999. Except as otherwise noted, such options are exercisable after three years from the date of the grant. The values assigned to each reported option are shown using arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options, which would result in a stock price of $58.74 and $93.54, respectively, with respect to grants to the Named Executive Officers other than Ms. Castagna. In the case of the grants to Ms. Castagna, the assumed annualized rates of stock price appreciation would result in a stock price of $72.18 and $114.93, respectively. In assessing these values it should be kept in mind that regardless of the theoretical value that is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's Common Stock at a future date, and as a result of the efforts of such executives to contribute to the creation of sustainable stockholder wealth.

                          Individual Grants
------------------------------------------------------------------------
                           Number of                                      Potential Realizable
                           Securities    % of Total                             Value at
                           Underlying   Options/SARs Exercise                Assumed Annual
                          Options/SARs   Granted to  or Base                 Rates of Stock
                            Granted     Employees in  Price   Expiration   Price Appreciation
      Name                   (#)(1)     Fiscal Year   ($/Sh)     Date      for Option Term(2)
-----------------------------------------------------------------------------------------------
                                                                             5%         10%
Oesterreicher, J. E.        180,000         3.6      36.0625   2/28/09   $4,081,950 $10,345,950
(Chairman of the Board
and
Chief Executive Officer)

Castagna, V. J.*            150,000(3)      3.0      44.3124   7/31/09   $4,180,140 $10,592,640
(Executive Vice
President and                57,000         1.1      44.3124   7/31/09   $1,588,453 $ 4,025,203
Chief Operating Officer,
JCPenney
Stores, Merchandising,
and Catalog)

Hutchens, T. D.**            57,000(4)      1.1      36.0625   2/28/09   $1,292,618 $ 3,276,218
(President and Chief
Operating
Officer, International)

Lotter, C. R.                36,000         0.7      36.0625   2/28/09   $  816,390 $ 2,069,190
(Executive Vice
President,
Secretary and General
Counsel)

Newman, F. A.***             69,000         1.4      36.0625   2/28/09   $1,564,748 $ 3,965,948
(Chairman, President and
Chief Executive Officer,
Eckerd Corporation)
-----------------------------------------------------------------------------------------------

  * Ms. Castagna joined the Company on August 1, 1999.
 ** Mr. Hutchens retired from the Company on February 29, 2000.
*** Mr. Newman resigned from the Company, effective June 2, 2000.

(1) No SARs were granted in the last fiscal year.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3) In connection with her employment, Ms. Castagna received a grant of 150,000 options which vest in 20% increments beginning with the first anniversary of her start date, which was August 1, 1999. Vesting of these options may be accelerated, however, if the actual performance results of Ms. Castagna's areas of responsibility exceed planned results as follows:
    30% vesting if results exceed plan by up to 1%, 40% vesting if results exceed plan by more than 1% up to 2%, and 50% vesting if results exceed plan by more than 2%. The total vesting percentage for this grant cannot exceed 100%.

(4) Upon his retirement as a full-time employee of the Company, Mr. Hutchens' 1999 multiple stock option grant was prorated to reflect the number of full months he served up to his retirement date. Accordingly, 20,583 options became vested and immediately exercisable upon his retirement and the remainder of his 1999 grant expired.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

The following table shows stock option exercises by Named Executive Officers during fiscal 1999, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the fiscal 1999 year-end price of the Company's Common Stock.

                                                            Number of
                                                           Securities        Value of
                                                           Underlying      Unexercised
                                                           Unexercised     In-the-Money
                                                         Options/SARs at Options/SARs at
                                                            FY-End(#)       FY-End($)
                          Shares Acquired     Value       Exercisable/     Exercisable/
      Name                  on Exercise   Realized($)(1)  Unexercisable  Unexercisable(2)
-----------------------------------------------------------------------------------------
Oesterreicher, J. E.           3,412           45,907       291,640(E)              -0-
(Chairman of the Board                                      222,000(U)              -0-
and Chief Executive
Officer)

Castagna, V. J.*                 --               --            -0-(E)              -0-
(Executive Vice
President                                                   207,000(U)              -0-
and Chief Operating
Officer,
JCPenney Stores,
Merchandising, and
Catalog)

Hutchens, T. D.**                --               --         57,872(E)              -0-
(President and Chief
Operating                                                    57,000(U)              -0-
Officer, International)

Lotter, C. R.                    --               --         64,000(E)              -0-
(Executive Vice
President,                                                   36,000(U)              -0-
Secretary and General
Counsel)

Newman, F. A.***              98,693        2,268,021        19,000(E)              -0-
(Chairman, President and                                     69,000(U)              -0-
Chief Executive Officer,
Eckerd Corporation)
-----------------------------------------------------------------------------------------

  * Ms. Castagna joined the Company on August 1, 1999.
 ** Mr. Hutchens retired from the Company on February 29, 2000.
*** Mr. Newman resigned from the Company, effective June 2, 2000.

(1) Since most shares reported here continue to be held by participants, and considering certain shares have holding period requirements, the future value realized on such shares upon actual disposition may differ from the value reported here on the exercise date.

(2) Value is based on the closing price on the last trading day of the fiscal year, which, as of January 28, 2000, was $18.3125.

JCPenney Drug Store Partner Incentive Award Program. Effective March 12, 1997, the Committee approved the JCPenney Drug Store Partner Incentive Award Program to motivate and reward key Eckerd associates for the achievement of aggressive profit plans for 1997-1999. Under this program, Partner Incentive Awards ("PIAs") were granted to participants in each of the three years in the measurement period but were only credited after the close of each fiscal year, if at all, based on Eckerd's actual operating income results for such fiscal year compared to planned operating income for the period. For fiscal 1999, as well as the other years in the measurement period, no PIAs were credited. This program terminated at the end of fiscal 1999.

Associate Stock Ownership Guidelines. The Company has adopted a Stock Ownership Guidelines Program for certain of its management employees and store managers. The Guidelines were enacted to further encourage and support a "stakeholder" mentality among these employees in order to align their interests with other Company stockholders. Pursuant to the Guidelines, all participants in the Company's Equity Plan are required to own a minimum amount of Common Stock based upon a multiple (the "Ownership Multiple") of base salary. Under the Guidelines, the Ownership Multiples range from seven times base salary for the CEO to one-half times base salary for non-officers and store managers. Employees subject to the Guidelines may sell Common Stock only if their holdings are in excess of the Guidelines.

Mirror Savings Plan. Participant contributions to qualified savings plans were limited in 1999 by a $160,000 compensation limit imposed by the Internal Revenue Service. The Board of Directors of the Company approved the J. C. Penney Company, Inc. Mirror Savings Plan as a vehicle for associates earning more than the compensation limit to defer a portion of their base salary and incentive compensation payments exceeding the compensation limit as a means of saving for retirement. Participants in the Mirror Savings Plan elect to defer a percentage of their compensation each year. Deferred amounts are generally payable upon a participant's retirement, death, or other separation from the Company.

Retirement Income. The following table shows various estimated maximum aggregate annual retirement incomes payable to the Company's management employees who receive profit incentive compensation and retire at age 60 (the age at which most management personnel currently voluntarily retire).

                       ESTIMATED RETIREMENT INCOME TABLE

                                      Years of Service
                 ------------------------------------------------------------
Average
Final
Compensation        15       20       25         30         35         40
-----------------------------------------------------------------------------
$  250,000       $ 87,500 $100,000 $112,500  $  125,000 $  131,250 $  137,500
   500,000        175,000  200,000  225,000     250,000    262,500    275,000
   750,000        262,500  300,000  337,500     375,000    393,750    412,500
 1,000,000        350,000  400,000  450,000     500,000    525,000    550,000
 1,250,000        437,500  500,000  562,500     625,000    656,250    687,500
 1,500,000        525,000  600,000  675,000     750,000    787,500    825,000
 1,750,000        612,500  700,000  787,500     875,000    918,750    962,500
 2,000,000        700,000  800,000  900,000   1,000,000  1,050,000  1,100,000
Each additional
$   50,000         17,500   20,000    22,500     25,000     26,250     27,500
-----------------------------------------------------------------------------

  Average Final Compensation for pension formula purposes generally includes "Salary", "Bonus", and prior to 1998, payments under the Company's Performance Unit Plan included in "LTIP Payouts", as reported under these columns of the Summary Compensation Table on page 16.

  The present annual pension benefit payable after normal retirement (age 65 or later) to participants in the Company's Pension Plan ("Pension Plan") with service after December 31, 1988, generally is equal to the sum of .75% times the "average final compensation" up to the "Average Social Security Wage Base" plus 1.25% times the "average final compensation" in excess of the "Average Social Security Wage Base" multiplied by the number of years of "credited service" up to a maximum of 35 such years. In addition to this annual pension benefit, a participant may receive an annual retirement benefit generally equal to 0.25% of his or her average final compensation times his or her years of credited service that exceed 25 years of credited service, but do not exceed 35 such years. "Average final compensation" is the average of the highest five consecutive full calendar years of compensation out of the employee's last ten years in the Pension Plan. "Average Social Security Wage Base" is the average of the 35 consecutive years of wages subject to the Social Security Tax, ending with the year an employee qualifies for unreduced Social Security retirement benefits. The Pension Plan contains provisions for early retirement and optional forms of benefit payments.

  A Supplemental Retirement Program for Management Profit-Sharing Associates ("Supplemental Retirement Program") provides certain supplemental retirement benefits, including Social Security substitute payments until age 62, to certain management employees, including executive officers, who voluntarily retire prior to age 65 in accordance with the Supplemental Retirement Program and whose aggregate retirement and estimated Social Security benefits would otherwise be below specified minimum retirement income levels. Participation in the Supplemental Retirement Program is limited to associates eligible for participation on or prior to December 31, 1995.

  The Internal Revenue Code ("Code") imposes certain limitations on the maximum benefits that may be earned under "qualified" retirement plans, such as the Pension Plan and the LESOP. In 1995, the Company adopted the J. C. Penney Company, Inc. Benefit Restoration Plan ("Benefit Restoration Plan"), which provides to impacted management associates certain benefits which, under the Code, cannot be earned under the Pension Plan and LESOP. Effective January 1, 1999, the benefits which, under the Code, could not be earned under the LESOP and, therefore, were provided pursuant to the Benefit Restoration Plan, will be provided under the Mirror Savings Plan. Eligible management associates must make an annual election to participate in the Mirror Savings Plan.

  Estimated annual retirement incomes reflected in the table are assumed for this purpose to comprise the total of (i) the benefit under the Pension Plan,
(ii) the value at retirement of the aggregate of Company contributions made to the Company's LESOP and predecessor plans and the Company's Mirror Savings Plan, and earnings thereon, (iii) the benefit under the Benefit Restoration Plan, and (iv) the benefit under the Supplemental Retirement Program, assuming the payment of all such benefits in the form of a straight life annuity. The Named Executive Officers (other than Ms. Castagna and Messrs. Hutchens and Newman) currently have, respectively, the following years of "credited service" and approximate assumed "average final compensation" recognized for calculation of benefits under the Supplemental Retirement Program: Mr. Oesterreicher, 35 years, $1,504,415; and Mr. Lotter, 27 years, $645,483. Upon his retirement as a full-time employee of the Company, Mr. Hutchens became entitled to an annual retirement income of $412,430. Upon the completion of one year of "credited service", Ms. Castagna will become eligible to participate in the Company's Pension Plan.

  Effective January 1, 1999, Mr. Newman became a participant in the Company's Pension Plan and the Benefit Restoration Plan. Since Mr. Newman is not a participant in the Company's Supplemental Retirement Program, his annual retirement income from the Company's defined benefit plans is comprised of the total of (i) the benefit under the Pension Plan and (ii) the benefit under the Benefit Restoration Plan. Upon his resignation from the Company, Mr. Newman became entitled to an annual retirement income of $14,985 at age 65 under the Company's defined benefit plans.

  Prior to January 1, 1999, Mr. Newman was an active participant in the Eckerd Corporation Pension Plan ("Eckerd Pension Plan") and the Eckerd Corporation Executive Excess Plan ("Excess

Plan"), both of which were frozen as of December 31, 1998. Upon his resignation from the Company, Mr. Newman became entitled to an annual retirement benefit of $82,501 at age 65 under the Eckerd Pension Plan and the Excess Plan. This annual retirement benefit is a single life annuity amount and is not subject to any deduction for Social Security or other offset amounts, and includes the income which could be provided by a monthly annuity for life purchased with the Eckerd Profit Sharing Plan vested account balance.

  Mr. Newman also participates in the Eckerd Corporation First Executive Supplemental Benefit Plan ("ESBP"), which was in place at the time the Company acquired Eckerd and has not been frozen. The ESBP is a non-qualified, noncontributory plan that provides for supplemental retirement and death benefits for the executive officers and other key management employees of Eckerd.

  The following table sets out the estimated annual benefits payable under the ESBP at age 65 for the noted levels of midpoint salaries:

                       Annual
            Covered   Benefit
            Salary    Payable
            ------------------
            $100,000  $ 25,000
             200,000    50,000
             300,000    75,000
             400,000   100,000
             500,000   125,000
             600,000   150,000
             700,000   175,000
            ------------------

Under the ESBP, Eckerd is obligated to pay a participant an annual amount equal to 25% of the participant's covered salary in equal monthly installments for fifteen years commencing at age 65. The annual benefit shown assumes that the sum of the participant's age and the number of years of service (which cannot be less than five) is at least 70. If it is less than 70, then the annual benefit is prorated pursuant to a prescribed formula. The covered salary is the midpoint of a salary range for a particular executive position as calculated by Eckerd. For purposes of the ESBP, Mr. Newman's 1999 covered salary was $613,160 and he has six years of service. Upon his resignation from the Company, Mr. Newman became entitled to an annual benefit of $51,915 at age 65 under the ESBP. The ESBP also provides that, in the event of the death of a participant prior to retirement, the participant's beneficiary is entitled to receive either (a) a lump sum payment equal to four times the participant's covered salary, or (b) an amount equal to 90% of the participant's covered salary for the first year after death plus 45% of the covered salary annually for the next nine years.

Change of Control Arrangements. In July 1999, the Board of Directors adopted the 1999 Separation Allowance Program for profit-sharing management and bonus eligible employees of the Company and its subsidiaries, including executive officers. This action was taken in order to enable the Company to remain competitive in attracting and retaining valued employees, particularly in light of the uncertainties of the current retail environment; to allay job security fears and concerns of associates; to improve morale and dedication; to increase associate productivity by eliminating extraneous distractions and anxieties; and to help ensure that associates receive the benefits they legitimately earn in the normal course of their employment.

  Benefits under the separation allowance program will be provided in the event of involuntary termination or constructive discharge of an eligible participant within two years after a change of control of the Company. The benefits include lump sum severance payments of from six to 24 months' "compensation" depending on length of service, lump sum payments under the Company's incentive compensation programs, eligibility for term life insurance, eligibility for medical and dental plan coverage, extension of exercise periods for nonqualified stock options, enhanced benefits under the Supplemental Retirement Program described on page 21, and certain additional incidental benefits. No amounts have been accrued or paid under the program.

  The program is effective for an initial period of five years and will automatically be renewed for subsequent five-year periods, unless the Board terminates the program. If a change of control of the Company occurs during the term of the program, the program may not be terminated or amended until all obligations under the program have been met.

  In the alternative, upon a change of control of the Company the Company's current executive officers may elect to voluntarily terminate employment and receive benefits under a separate severance arrangement. The benefits under the alternative arrangement include a lump sum severance payment equal to three times the officer's total cash compensation in lieu of the lump sum severance payment payable under the separation allowance program, together with the other benefits under the separation allowance program described above. This alternative arrangement, which has a one-year term to be renewed annually unless terminated earlier by the Board of Directors, is designed to encourage management continuity for a reasonable period of time following a change of control. The election to receive the benefits under this alternative arrangement must be made by the executive officer within six months after a change of control. If such election is not made, the officer would be entitled to the benefits of the separation allowance program but only in the event of involuntary termination or constructive discharge within two years after the change of control.

Approval of Auditors (Proposal 2)

KPMG LLP, independent certified public accountants, and members of the SEC Practice Section of the AICPA Division for CPA firms, have been auditors of the Company's consolidated financial statements since 1916. Their employment for the purpose of auditing the Company's financial statements for the fiscal year ending January 27, 2001, has been authorized by the Board, upon the recommendation of the Audit Committee. Stockholder approval of such employment is requested.

  It is anticipated that a representative of KPMG LLP will attend the meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement should he or she so desire.

  The total amount paid to KPMG LLP for all services related to the fiscal 1999 audit of the Company's consolidated financial statements was approximately $3,420,000.

The Board recommends a vote FOR this proposal.

Stockholder Resolutions

The Company has been informed that Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, a recordholder of 100 shares of Common Stock, intends to submit a resolution for adoption at the Annual Meeting, as follows:

Stockholder Resolution Number One (Proposal 3)

Resolution and Reasons Stated by Submitting Stockholder

RESOLVED: "That the stockholders of J. C. Penney recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

REASONS: "Until recently, directors of J. C. Penney were elected annually by all shareholders."

"The great majority of New York Stock Exchange listed corporations elect all their directors each year."

"This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

"Last year the owners of 123,243,098 shares, representing approximately 55.3% of shares voting, voted FOR this proposal."

"If you AGREE, please mark your proxy FOR this resolution."

The Board Of Directors Opposes This Proposal.

Prior to the 1985 Annual Meeting of Stockholders, directors were elected annually for a one-year term. At the 1985 meeting, stockholders by a substantial majority approved amendments to the Company's Restated Certificate of Incorporation, as amended, and to its Bylaws providing, among other things, that the Board be divided into three classes of directors serving staggered three-year terms with each class being as nearly equal in number as possible ("Classified Board Amendments").

  In the proxy statement for that meeting, which contained a detailed discussion of the reasons for the Board's recommendation, the Board stated that the overall purpose of the Classified Board Amendments was to assure continuity and stability in the Company's operations. With a classified Board, it is more likely that a majority of the directors at any time will have had prior experience as directors of the Company, thereby facilitating continuity and planning for the Company's business.

  While it has been suggested that a classified board discourages potential acquirors, the existence of a classified Board actually encourages potential acquirors to negotiate directly with the Board, which is in the best position to negotiate advantageously on behalf of all stockholders. The directors do not believe that the classified status of the Board results in the directors being less accountable to stockholders or results in the self-perpetuation of the Board. For these reasons, the Board believes that a classified Board protects the interests of stockholders.

  It should be noted that adoption of this proposal would not in itself "reinstate" the annual election of directors but would simply amount to a request that the Board consider taking the "necessary steps" to accomplish such reinstatement. If the Board were to consider such a request desirable, it would then have to present a formal amendment repealing the classified Board provision to the Company's stockholders for their approval at a meeting of stockholders.

  A stockholder proposal virtually identical to this proposal was defeated by the votes of Company stockholders at the 1999, 1998, 1997, 1996, 1995, 1994, 1993, 1992, 1991, 1990, 1989, and 1988 Annual Meetings of Stockholders.

Accordingly, the Board continues to recommend a vote AGAINST this proposal.

  The Company has been informed that the California Public Employees' Retirement System, P.O. Box 942708, Sacramento, California 94229-2708, a recordholder of 1,430,100 shares of Common Stock, intends to submit a resolution for adoption at the Annual Meeting, as follows:

Stockholder Resolution Number Two (Proposal 4)

Resolution and Reasons Stated by Submitting Stockholder

                           J.C. Penney Company, Inc.

                       PROPOSAL FOR DE-CLASSIFIED BOARD

RESOLVED, that the stockholders of J.C. Penney, Inc. amend the Company's Bylaws, in compliance with applicable law, to reorganize itself into one class. The reorganization shall be done in a manner that does not affect the unexpired terms of directors previously elected.

                             SUPPORTING STATEMENT

  Is accountability by the board of directors important to shareholders? As a trust fund with more than 1 million participants, and as the owner of approximately 1,430,100 shares of the Company's common stock, the California Public Employees' Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed, would urge the board to reorganize itself so that each director stands before the shareholders for re-election each year. We hope to eliminate the Company's so-called "classified board", whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on one-third of the board at any given time.

  By classifying itself, a board insulates its members from immediate challenge. Insularity may have made sense in the past (e.g., during the takeover frenzy of the 1980s). But now, we believe that insularity works primarily to hamper accountability. A classified board can prevent shareholders from mounting a successful opposition to the entire board, because only one-third of the directors are up for election in any given year. By way of contrast, a declassified board would stand for election in its entirety, every year.

  CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better.

  We--as one shareholder--are dissatisfied with the Company's long-term financial performance. We seek to improve that performance through this structural reorganization of the board. If the board acts on our proposal, shareholders would have the opportunity to register their views at each annual meeting--on performance of the board as a whole, and of each director as an individual.

  CalPERS urges you to join us in VOTING TO DE-STAGGER the terms of election, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

The Board Of Directors Opposes This Proposal.

As noted in the Company's response to the prior stockholder proposal, prior to the 1985 Annual Meeting of Stockholders directors were elected annually for a one-year term. At the 1985 meeting, stockholders by a substantial majority approved amendments to the Company's Restated Certificate of Incorporation, as amended, and to its Bylaws providing, among other things, that the Board be divided into three classes of directors serving staggered three-year terms with each class being as nearly equal in number as possible ("Classified Board Amendments").

  In the proxy statement for that meeting, which contained a detailed discussion of the reasons for the Board's recommendation, the Board stated that the overall purpose of the Classified Board Amendments was to assure continuity and stability in the Company's operations. With a classified Board, it is more likely that a majority of the directors at any time will have had prior experience as directors of the Company, thereby facilitating continuity and planning for the Company's business.

  As part of their fiduciary duties as mandated by Delaware law, directors are accountable to stockholders whether or not the board is classified and regardless of whether one-third or the entire Board is up for election annually. As previously announced, and as set forth in the Company's Annual Report, JCPenney's directors and management have taken a number of significant steps directed at improving financial performance and enhancing stockholder value. JCPenney's Board has been classified since 1985, a time span that has included years of outstanding financial performance. The Company believes its corporate governance profile to be a good one, and is not aware of any link between the existence of a classified board and financial performance. Finally, takeover activity is no less prevalent now than in the 1980s. While it has been suggested that a classified board discourages potential acquirors, the existence of a classified Board actually encourages potential acquirors to negotiate directly with the Board, which is in the best position to negotiate advantageously on behalf of all stockholders.

  For these reasons, the Board believes that a classified Board protects the interests of stockholders. The directors do not believe that the classified status of the Board results in the directors being less accountable to stockholders or results in the self-perpetuation of the Board.

  It should be noted that adoption of this proposal would not in itself "de-stagger" the board of directors but would simply amount to a request that the Board consider such action. If the Board were to consider such a request desirable, it would then have to decide to present a formal amendment repealing the classified Board provision in the Restated Certificate of Incorporation, as amended, to the Company's stockholders for their approval at a future meeting of stockholders.

Accordingly, the Board recommends a vote AGAINST this proposal.

Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors, and Other Business by Stockholders

Under the rules of the Securities and Exchange Commission, the date by which proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is December 15, 2000.

  Under the Company's Bylaws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, and/or bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Secretary of the Company containing the name and address of the stockholder, and a representation that the stockholder is a holder of record and intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board, and the consent of each nominee to serve. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

  The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

  It is currently expected that the 2001 Annual Meeting of Stockholders will be held on or about May 18, 2001, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which as noted above must be received by December 15, 2000) must be given by stockholders by February 17, 2001. The Company does, however, retain the right to change this date as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the 90-day advance notice period referred to above. Copies of the Company's Bylaws are available from the Secretary of the Company.

Confidential Voting

The Company, considering it to be in the best interest of stockholders, has a policy to the effect that all proxy (voting instruction) cards, ballots, and vote tabulations, including telephone voting, which identify the particular vote of a stockholder are to be kept secret from the Company, its directors, officers, and employees. Accordingly, proxy cards are returned in envelopes addressed to the tabulator, which receives and tabulates the proxies. The final tabulation is inspected by inspectors of election who are independent of the Company, its directors, officers, and employees. The identity and vote of any stockholder shall not be disclosed to the Company, its directors, officers, or employees, nor to any third party except (i) to allow the independent election inspectors to certify the results of the vote to the Company, its directors, officers, and employees; (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (iii) in the event of a proxy solicitation based on an opposition proxy statement filed, or required to be filed, with the Securities and Exchange Commission; or (iv) in the event a stockholder has made a written comment on such material.

Other Matters

The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be properly presented. However, if any other matter calling for a vote of stockholders is properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                                                         /s/ C. R. Lotter
                                                    C. R. Lotter, Secretary

                          J. C. Penney Company, Inc.
                         PROXY/VOTING INSTRUCTION CARD
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

By properly executing this card on the reverse, or by voting via telephone, you are authorizing M.A. Burns, K.B. Foster and C.S. Sanford, Jr., or any one of them, with power and substitution in each, to represent and vote the stock owned of record which you are entitled to vote at the Annual Meeting of Company Stockholders, to be held at the JCPenney Catalog Fulfillment Center, 10500 Lackman Road, Lenexa, Kansas 66250-0001 on Friday, May 19, 2000, at 10:00 A.M., local time, and at any adjournment or postponement thereof ("Meeting"), upon such business as may come before the Meeting, including the items set forth on the reverse ("Business").

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) V.E. Jordan, Jr., (02) J.C. Pfeiffer, and (03) R.G. Turner. TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED ON THE REVERSE, OR FOLLOW THE TELEPHONE VOTING INSTRUCTIONS.

Your vote is important and cannot be recorded by the proxies unless this card is properly executed by you and returned, or unless you vote by telephone. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote by telephone. No postage is required if this envelope is mailed in the United States.

                          (Continued on reverse side)

                             FOLD AND DETACH HERE




                            YOUR VOTE IS IMPORTANT!


                       YOU CAN VOTE IN ONE OF TWO WAYS:

1. Call TOLL FREE 1-800-840-1208 on a Touch Tone Telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                      OR
                                      --

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL DIRECTORS
AND FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4.
                                                                                                              Please mark
                                                                                                             your votes as
                                                                                                              indicated in  [X]
                                                                                                              this example

-----------------------------------------------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR the following proposals as described in the Proxy Statement:
-----------------------------------------------------------------------------------------------------------------------
1. Election of Directors:                                       2. Approval of Auditors        FOR    AGAINST   ABSTAIN
                                                                                               [ ]      [ ]       [ ]
Nominees for Election of Directors for the term set forth in the Proxy Statement are: 01 V.E. Jordan, Jr.,
02 J.C. Pfeiffer, 03 R.G. Turner

        FOR all nominees        AUTHORITY WITHHELD
        except as noted         as to all nominees
              [ ]                      [ ]

----------------------------------------------------------------------------------------
                  The Board of Directors recommends a vote AGAINST
           the following proposals as described in the Proxy Statement:
----------------------------------------------------------------------------------------
3. Stockholder resolution regarding             FOR     AGAINST      ABSTAIN
   classification of Board.                     [ ]       [ ]          [ ]

4. Stockholder resolution regarding             FOR     AGAINST      ABSTAIN
   amendment of Company's                       [ ]       [ ]          [ ]
   Bylaws to reorganize Board into
   one class of directors.
----------------------------------------------------------------------------------------

====================================================================
        *** IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ                               I/we plan to attend [ ]
                   THE INSTRUCTIONS BELOW ***                                              the meeting.
====================================================================

Signature                                     Signature                                      Date
         ------------------------------------          ------------------------------------       -----------------------------
Please Sign and Date
Please sign your name or names exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

                                                       FOLD AND DETACH HERE
                          -------------------------------------------------------------------------------
                                                         VOTE BY TELEPHONE
                                                   QUICK *** EASY *** IMMEDIATE
                          -------------------------------------------------------------------------------

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 . After dialing the toll-free number listed below, you will be asked to enter the Control Number which is located in the box in the lower right hand corner of the proxy instruction card.

--------------------------------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals: Press 1.
--------------------------------------------------------------------------------------------------------
              When asked, please confirm your vote by Pressing 1.
--------------------------------------------------------------------------------------------------------
OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------------------------------
Proposal 1: To VOTE FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
            To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.
Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
The Instructions are the same for all remaining proposals.

              When asked, please confirm your vote by Pressing 1.
--------------------------------------------------------------------------------------------------------
PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTED BY PHONE.
--------------------------------------------------------------------------------------------------------
                           THANK YOU FOR VOTING.

        Call Toll Free On a Touch Tone Telephone
          1-800-840-1208 - ANYTIME
        There is NO CHARGE to you for this call.

                          J. C. PENNEY COMPANY, INC.
                         PROXY/VOTING INSTRUCTION CARD
                        ALLOCATED AND UNDIRECTED STOCK
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

TO PARTICIPANTS IN THE COMPANY'S SAVINGS, PROFIT-SHARING AND STOCK OWNERSHIP PLAN ("PLAN"):

BY PROPERLY EXECUTING THIS CARD ON THE REVERSE, OR BY VOTING BY TELEPHONE, YOU ARE INSTRUCTING STATE STREET BANK AND TRUST COMPANY ("TRUSTEE") TO VOTE ON YOUR BEHALF, IN ACCORDANCE WITH YOUR INSTRUCTIONS, IN PERSON OR BY PROXY, SHARES OF VOTING STOCK ALLOCATED TO YOUR ACCOUNTS UNDER THE PLAN ("ALLOCATED STOCK"), REPRESENTED BY THE NUMBER OF EQUIVALENT SHARES SHOWN ON THE REVERSE SIDE OF THIS CARD, AND A PROPORTIONATE NUMBER OF SHARES OF VOTING STOCK FOR WHICH NO DIRECTIONS ARE RECEIVED BY THE TRUSTEE ("UNDIRECTED STOCK"), AT THE ANNUAL MEETING OF COMPANY STOCKHOLDERS, TO BE HELD AT THE JCPENNEY CATALOG FULFILLMENT CENTER, 10500 LACKMAN ROAD, LENEXA, KANSAS 66250-0001 ON FRIDAY, MAY 19, 2000, AT 10:00 A.M., LOCAL TIME, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UPON SUCH BUSINESS AS MAY COME BEFORE THE MEETING, INCLUDING THE ITEMS SET FORTH ON THE REVERSE. IF THIS PROXY/VOTING INSTRUCTION CARD IS NOT RECEIVED BY THE TRUSTEE, OR IF YOU HAVE NOT VOTED BY TELEPHONE, BY MAY 17, 2000, YOUR ALLOCATED STOCK WILL BE VOTED IN THE SAME PROPORTION AS INSTRUCTIONS RECEIVED BY THE TRUSTEE BY THAT DATE FROM THE PLAN PARTICIPANTS WHO HAVE RETURNED THEIR PROXY/VOTING INSTRUCTION CARDS OR VOTED BY TELEPHONE IN A TIMELY MANNER. YOU MAY ELECT NOT TO DIRECT THE VOTING OF UNDIRECTED STOCK BY CHECKING THE APPROPRIATE BOX ON THE REVERSE SIDE OF THIS CARD.

For your information, a copy of the Board of Directors' Proxy Statement for the meeting is enclosed herewith.

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) V.E. Jordan, Jr., (02) J.C. Pfeiffer, and (03) R.G. Turner. TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED ON THE REVERSE, OR FOLLOW THE TELEPHONE VOTING INSTRUCTIONS.

Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by telephone, by MAY 17, 2000. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote via telephone. No postage is required if this envelope is mailed in the United States.

                          (Continued on reverse side)

                             FOLD AND DETACH HERE




                            YOUR VOTE IS IMPORTANT!


                       YOU CAN VOTE IN ONE OF TWO WAYS:

1. Call TOLL FREE 1-800-840-1208 on a Touch Tone Telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                      OR
                                      --

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL DIRECTORS
AND FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4.
                                                                                                              Please mark
                                                                                                             your votes as
                                                                                                              indicated in  [X]
                                                                                                              this example

-----------------------------------------------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR the following proposals as described in the Proxy Statement:
-----------------------------------------------------------------------------------------------------------------------
1. Election of Directors:                                       2. Approval of Auditors        FOR    AGAINST   ABSTAIN
                                                                                               [ ]      [ ]       [ ]
Nominees for Election of Directors for the term set forth in the Proxy Statement are: 01 V.E. Jordan, Jr.,
02 J.C. Pfeiffer, 03 R.G. Turner

        FOR all nominees        AUTHORITY WITHHELD
        except as noted         as to all nominees
              [ ]                      [ ]

----------------------------------------------------------------------------------------
                  The Board of Directors recommends a vote AGAINST
           the following proposals as described in the Proxy Statement:
----------------------------------------------------------------------------------------
3. Stockholder resolution regarding             FOR     AGAINST      ABSTAIN
   classification of Board.                     [ ]       [ ]          [ ]

4. Stockholder resolution regarding             FOR     AGAINST      ABSTAIN
   amendment of Company's                       [ ]       [ ]          [ ]
   Bylaws to reorganize Board into
   one class of directors.
----------------------------------------------------------------------------------------

====================================================================
        *** IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ                               I elect not to direct the voting of   [ ]
                   THE INSTRUCTIONS BELOW ***                                           undirected shares in the plan.
====================================================================

Signature                                                       Date
         -----------------------------------------------------       -----------------------------
Please Sign and Date
Please sign your name or names exactly as stenciled hereon.

                                                       FOLD AND DETACH HERE
                          -------------------------------------------------------------------------------
                                                         VOTE BY TELEPHONE
                                                   QUICK *** EASY *** IMMEDIATE
                          -------------------------------------------------------------------------------

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 . After dialing the toll-free number listed below, you will be asked to enter the Control Number which is located in the box in the lower right hand corner of the proxy instruction card.

--------------------------------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals: Press 1.
--------------------------------------------------------------------------------------------------------
              When asked, please confirm your vote by Pressing 1.
--------------------------------------------------------------------------------------------------------
OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------------------------------
Proposal 1: To VOTE FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
            To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.
Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
The Instructions are the same for all remaining proposals.

              When asked, please confirm your vote by Pressing 1.
--------------------------------------------------------------------------------------------------------
PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTED BY PHONE.
--------------------------------------------------------------------------------------------------------
                           THANK YOU FOR VOTING.

        Call Toll Free On a Touch Tone Telephone
          1-800-840-1208 - ANYTIME
        There is NO CHARGE to you for this call.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
  This voting instruction form is requested by The Dreyfus Trust Company in conjunction with a proxy solicitation by the Board of Directors of
                          J. C. Penney Company, Inc.
Please read the enclosed Proxy Statement and the Annual Report to Stockholders
                             for more information.

                     CONFIDENTIAL VOTING INSTRUCTION FORM
                        TO:  THE DREYFUS TRUST COMPANY
            AS TRUSTEE OF THE GENOVESE RETIREMENT AND SAVINGS PLAN


           Please fold and detach card at perforation before mailing


The undersigned hereby instructs The Dreyfus Trust Company, as Trustee of the The Genovese Retirement and Savings Plan, to vote in person or by proxy at the Annual Meeting of the Stockholders of J. C. Penney Company, Inc. to be held on May 19, 2000, and at any postponements thereof, all shares of Common Stock of
J. C. Penney Inc., for which the undersigned shall be entitled to instruct, in the manner specified on the other side hereof.

The Dreyfus Trust Company will vote the shares represented by this Voting Instruction Form if it is properly completed, signed, and received by The Dreyfus Trust Company, before 5:00 p.m. EST on May 16, 2000 at P.O. Box 9116, Hingham, MA 02043. Please note that if this Voting Instruction Form is not properly completed and signed, or it is not received by The Dreyfus Trust Company, as indicated above, shares allocated to a participant's account will not be voted.

The Dreyfus Trust Company makes no recommendation regarding any voting instruction.


                                                  Dated                   , 2000
                                                        ------------------


                                                  ------------------------------


                                                  ------------------------------
                                                              Signature



           Please fold and detach card at perforation before mailing


  THE BOARD OF DIRECTORS OF J. C. PENNEY COMPANY, INC. RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2, AND THE BOARD OF DIRECTORS OF J. C. PENNEY COMPANY, INC.
                 RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4.

              PLEASE VOTE BY MARKING THE APPROPRIATE BOXES BELOW.

1.  ELECTION OF DIRECTORS                                                                     FOR         WITHHOLD       FOR ALL
                                                                                              ALL            ALL          EXCEPT
Nominees                                                                                                             (noted at left)
    01. V.E. Jordan, Jr.                                                                       [ ]            [ ]           [ ]
    02. J.C. Pfeiffer
    03. R.G. Turner
(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE
"FOR ALL EXCEPT" BOX AT RIGHT AND WRITE THAT NOMINEE'S NAME BELOW.)

---------------------------------------------------------------------------------
                                                                                               FOR          AGAINST       ABSTAIN
2.  Approval of Auditors.                                                                      [ ]            [ ]           [ ]
THE BOARD OF DIRECTORS OF J. C. PENNEY COMPANY, INC. RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4.
3.  Stockholder resolution regarding classification of Board.                                  [ ]            [ ]           [ ]

4.  Stockholder resolution regarding amendment of Company's Bylaws to reorganize Board         [ ]            [ ]           [ ]
    into one class of directors.

5.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please note: If this Voting Instruction Form is signed but no direction is given on Proposal #1, The Dreyfus Trust Company will vote "FOR" all nominees listed, or if no direction is given on Proposal #2, The Dreyfus Trust Company will vote "FOR" Proposal #2. If no direction is given on Proposals #3 and #4, then The Dreyfus Trust Company will vote "AGAINST" Proposals #3 and #4.
           (Continued and to be dated and signed on the other side)